FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT


      This FIRST AMENDMENT (the "First Amendment") is entered into as of June 28, 1994 to be effective on July 31, 1994, and is the first amendment to the Revolving Credit Agreement dates as of July 31, 1993 (the "Agreement") by and among ROSS STORES, INC. ("Borrower"), each of the financial institutions listed in Schedule I to the Agreement, as amended from time to time, (such financial institutions being referred to in the Agreement and in this First Amendment collectively as the "Banks" and individually as a "Bank"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as agent for the Banks (in such capacity, "Agent").


                             RECITALS

      WHEREAS Borrower has requested that (i) the Maturity Date under the Agreement be extended one year to July 31, 1997, (ii) the cap on the undrawn amount and the drawn and unreimbursed amount of all standby Letters of Credit allowable at any one time be increased from $12,000,000 to $14,000,000; (iii) the interest rate spread on LIBO Rate Advances and the commitment fee on the Revolving Credit be reduced based upon the ratio of Borrower's Debt to EBITDA; and (iv) the cap on the Borrower's expenditures allowed for the purchase of fixed assets (net of construction allowances) be increased above $50,000,000 in certain of Borrower's Fiscal Years; and

      WHEREAS Banks agree to these requests if Borrower agrees by entering into this First Amendment to (i) delete CD Rate Advances from the Agreement, (ii) change the Tangible Net Worth Covenant to include in the amount calculations a percentage of quarterly net income (unadjusted for quarterly losses), and (iii) extend the Leverage Ratio covenant and the pretax earnings covenant through the end of the Second Quarter in Borrower's Fiscal Year 1997;

       NOW,   THEREFORE,  for  valuable  consideration,  the  receipt   and
sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. DEFINITIONS Terms defined in the Agreement and used, but not defined, in this First Amendment are used in this First Amendment with their meanings as defined in the Agreement as amended by this First Amendment.

      2.    EFFECTIVE  DATE   Borrower  and Banks  agree  that  this  First
Amendment will be effective on and after July 31, 1994.

      3. EXTENSION OF MATURITY DATE. Borrower and Banks agree that the Maturity Date shall be extended one year to July 31, 1997. To that end, the definition of "Maturity Date" in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

       begin page2

     "Maturity Date" shall mean (a) July 31, 1997, or (b) if Borrower requests and all the Banks agree in writing before June 30, 1995 to extend the Maturity Date one more year, July 31, 1998."

      4. INCREASE IN STANDBY LETTER OF CREDIT AMOUNT. Borrower and Banks agree that the cap on the undrawn amount, and the drawn and unreimbursed amount, of all standby Letters of Credit allowable at any one time under the Letter of Credit subfeature of the Syndicate Facility will be increased from $12,000,000 to $14,000,000. To that end, the second sentence of subsection (a) of Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

     "Commercial Letters of Credit will be issued to finance Borrower's inventory purchases and standby Letters of Credit will be issued in support of Borrower's workers' compensation insurance requirements, sale/leaseback arrangements, lease guarantees which are consistent with the terms of this Agreement, or such other purposes as shall be deemed satisfactory to all the Banks in their discretion; provided, however, that the undrawn amount, and the drawn and unreimbursed amount, of all standby Letters of Credit shall not exceed in the aggregate at any one time the amount of FOURTEEN MILLION DOLLARS ($14,000,000.00) (the "Standby Letter of Credit Commitment")."

      5. LIBO RATE INTEREST SPREAD AND COMMITMENT FEE RATE. Borrower and Banks agree that the spread above the LIBO Rate to be paid by Borrower on LIBO Rate Advances made after the effective date of this First Amendment will be changed from a fixed 1% per annum, and that the Revolving Credit Commitment Fee will be changed from a fixed 3/16ths of 1% per annum, to new percentages based upon the ratio of Borrower's Debt to EBITDA. The figures for Debt and EBITDA used to compute the new spread and the new Commitment
Fee Rate will be the Debt and EBITDA amounts set forth in the Compliance Certificates delivered by Borrower to all the Banks after each Fiscal Quarter of Borrower pursuant to a new Section 5.3(c) of the Agreement. The ratio of Borrower's Debt to EBITDA will be determined on the last day of each Fiscal Quarter of Borrower using the amount of Debt existing on each such last day and the aggregate EBITDA for all the consecutive four Fiscal Quarters of Borrower ending on such last day. If this ratio is less than .75 the spread above the LIBO Rate will be .375% and the new Commitment Fee Rate will be .15%. If this ratio is from .75 to 1.50 the spread above the LIBO Rate will be .50% and the Commitment Fee Rate will be .175%. If this ratio is more than 1.50 the spread above the LIBO Rate will be .75% and the Commitment Fee Rate will be .20%. Since the first Compliance Certificate to be delivered under the Agreement as amended by this First Amendment will be delivered to the Banks in August 1994, the spread above the LIBO Rate to apply to the entire term of each LIBO Advance made during the month of August 1994 will be .50% per annum and the Commitment Fee Rate for the month of August 1994 will be .175% per annum. Thereafter, each new spread above the LIBO Rate and each new Commitment Fee Rate will take effect on the first day of the calendar month following the calendar month in which each Compliance Certificate is delivered to the Banks. To these ends, new definitions for "Applicable Margin", "Capitalized Lease

       begin page 3

Obligations", "Commitment Fee Rate", "Compliance Certificate", "Debt", "EBITDA", "Net Income", "Net Interest Expense", "Interest Expense", and "Interest Income" worded as follows are added in the proper alphabetical order to Section 1.1 of the Agreement; subsections (a) and (c) of Section
2.7 of the Agreement are amended to read in their entirety as follows; a new subsection (c) worded as follows is added to Section 5.3 of the Agreement; and present subsections (c), (d) and (e) of Section 5.3 are relettered (d), (e) and (f):

     "Applicable Margin" shall mean, with respect to each LIBO Rate Advance, .50% per annum during August 1994, and at all times thereafter the applicable percentage rate per annum set forth below in the column entitled "APPLICABLE MARGIN FOR LIBO RATE ADVANCES."

              RATIO OF                              APPLICABLE
             FUNDED DEBT                            MARGIN FOR
               TO EBITDA                        LIBO RATE ADVANCES

           Less than .75                                .375%
            .75 to 1.50                                 .50%
           More than 1.50                               .75%


     The  ratio  of  Debt  to EBITDA used to compute the Applicable  Margin shall  be  the  Debt  to  EBITDA Ratio set  forth  in  the  Compliance
     Certificate most recently delivered by Borrower to all the Banks pursuant to Section 5.3(c) of this Agreement. Changes in the Applicable Margin resulting from a change in the Debt to EBITDA Ratio shall become effective on the first day of the calendar month next following the calendar month in which each new Compliance Certificate is delivered to the Banks pursuant to Section 5.3(c) of this Agreement. If Borrower fails to deliver any Compliance Certificate as required pursuant to Section 5.3(c) of this Agreement, the Applicable Margin from and including the first day of the calendar month next following the calendar month in which Borrower was required to deliver the missing Compliance Certificate until the first day of the calendar month next following the calendar month in which Borrower does deliver such Compliance Certificate shall conclusively be presumed to equal the highest Applicable Margin set forth above."

     "Commitment Fee Rate" shall mean, .175% per annum during August 1994, and thereafter the applicable percentage rate per annum set forth below in the column entitled "COMMITMENT FEE RATE."

       begin page 4


                       RATIO OF
                      FUNDED DEBT                       COMMITMENT
                        TO EBITDA                        FEE RATE

                      Less than .75                       .15%
                      .75 to 1.50                         .175%
                       More than 1.50                     .20%

     The ratio of Debt to EBITDA used to compute the Commitment Fee Rate shall be the Debt to EBITDA Ratio set forth in the Compliance
     Certificate most recently delivered by Borrower to all the Banks pursuant to Section 5.3(c) of this Agreement. Changes in the Commitment Fee Rate resulting from a change in the Debt to EBITDA Ratio shall become effective on the first day of the calendar month next following the calendar month in which each new Compliance Certificate is delivered to the Banks pursuant to Section 5.3(c) of this Agreement. If Borrower fails to deliver any Compliance Certificate as required pursuant to Section 5.3(c) of this Agreement, the Commitment Fee Rate from and including the first day of the calendar month next following the calendar month in which Borrower was required to deliver the missing Compliance Certificate until the first day of the calendar month next following the calendar month in which Borrower does deliver such Compliance Certificate shall conclusively be presumed to equal the highest Commitment Fee Rate set forth above."

     "Compliance Certificate" shall mean a compliance certificate in the form of Exhibit L to this Agreement properly completed to provide all information required to be included therein, executed by the chief financial officer of Borrower, and delivered to all the Banks pursuant to Section 5.3(c) of this Agreement."

     "EBITDA" shall mean, for any period, the sum for such period, without duplication, of (a) Net Income; plus (b) Net Interest Expense; plus
     (c) tax provisions for all federal, state and foreign income taxes; plus (d) depreciation and amortization expense; plus (e) the non-cash portion of any extraordinary after-tax losses minus the non-cash portion of extraordinary after-tax gains; plus (f) any non-cash losses related to asset sales, dispositions and write-downs minus any non-cash gains related to asset sales, dispositions and write-downs; plus
     (g) any non-cash expenses incurred in connection with the sale of equity securities or the issuance

       begin page 5

     of stock options, stock appreciation rights and other similar equity securities, all as determined in accordance with GAAP."

     "Debt" shall mean, at any date, the aggregate amount, without duplication, of (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, (d) all Capitalized Lease Obligations, (e) all obligations or liabilities of others secured by a lien on any asset, whether or not such obligation or liability is assumed, and (f) any other obligations or liabilities which are required by GAAP to be shown as debt on a balance sheet."

     "Capitalized  Lease  Obligations"  shall  mean  any  and   all   lease
     obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee."

     "Net Income" shall mean, for any period, all amounts which, in accordance with GAAP, would be included as net income on statements of income for such period."

     "Net Interest Expense" shall mean, for any period, an amount equal to Interest Expense for such period less Interest Income for such period."

     "Interest Expense" shall mean, for any period, interest expense for such period, including, without duplication, all fees owed with respect to, and all net payments in respect of, commitment fees owed with respect to the Total Commitments and fees owed with respect to Letters of Credit, but excluding the amortization or write-off of deferred loan costs."

     "Interest Income" shall mean, for any period, interest income for such period."

     Section 2.7 "(a) Interest. Each Advance made under the Syndicate Facility shall be a Prime Rate Advance or a LIBO Rate Advance, as selected by Borrower, and shall bear in-terest as follows:

                    (i) if the Advance is a Prime Rate Advance, at a fluctuating rate per annum equal to the Prime Rate in effect from time to time; or

       begin page 6

                    (ii) if  the Advance is a LIBO Rate Advance, at a fixed
                         rate  per  annum for the entire term of  the  LIBO
                         Rate  Advance determined by Agent to be  the  LIBO
                         Rate in effect on the first day of the LIBO Rate Interest Period for the Advance plus the Applicable Margin at such time."

     Section 2.7 "(c) Revolving Credit Commitment Fee. Borrower shall pay to Agent, for the benefit of Banks, a commitment fee quarterly in arrears on the last day of March, June, September and December in each calendar year calculated at the Commitment Fee Rate on the difference between (a) the average daily Total Commitments during such quarter and (b) the average daily outstanding principal amount of the Advances under the Syndicate Facility plus the average daily undrawn amounts of the Letters of Credit outstanding during such quarter. If the Syndicate Facility is terminated for any reason whatsoever during any quarterly period, Borrower shall immediately pay to Agent, for the benefit of Banks, the full amount of any unpaid commitment fee accrued during such quarterly period."

     Section 5.3    "(c)  as  soon as available, but not later than  thirty
                    (30) days after and as of the end of each of Borrower's Fiscal Quarters, a Compliance Certificate signed by the chief financial officer of Borrower;"

       6. ELIMINATION OF CD RATE ADVANCES. Borrower and Banks agree that CD Rate Advances will no longer be available under the Agreement. To that end, the definitions of "Assessment Rate", "CD Rate", "CD Rate Advance", "CD Rate Interest Period", "Certificate of Deposit Rate" are hereby deleted from Section 1.1 of the Agreement; subsection (a) of the definition of "Reserve Requirement" in Section 1.1 of the Agreement is hereby deleted and subsection (b) of Section 1.1 is relettered (a); subsection (a) of Section
2.7 of the Agreement is hereby amended to read in its entirety as quoted in
Section 5 of this First Amendment; Section 2.8 of the Agreement is hereby amended to read in its entirety as follows; subsections (c) and (d) of
Section 2.9 of the Agreement are hereby amended to read in their entirety as follows; subsection (d)(ii) of Section 2.10 of the Agreement is hereby deleted and subsection (d)(iii) of

       begin page 7

Section 2.10 is relettered (d)(ii); subsections (b) and (c) of Section 2.11 of the Agreement are hereby amended to read in their entirety as follows; and all references in the Agreement to "Assessment Rate", "CD Rate", "CD Rate Advance", "CD Rate Interest Period" and "Certificate of Deposit Rate" are hereby deleted:

     "Section 2.8   Selection of Interest Options.  Subject to  the
                    minimum  Dollar requirements in this  Agreement
                    for  each LIBO Rate Advance, all or any portion
                    of a Prime Rate Advance may be converted at any
                    time  to  a LIBO Rate Advance, and all  or  any
                    portion of a LIBO Rate Advance may be converted
                    at  the end of its LIBO Rate Interest Period to
                    a  Prime  Rate Advance, but Agent must  receive
                    notice  of such conversion on the day any  such
                    conversion to a Prime Rate Advance is to  occur
                    and at least three Banking Days before any such
                    conversion to a LIBO Rate Advance is to  occur.
                    Each  such conversion notice shall be given  in
                    accordance  with  the  provisions  of   Section
                    2.10(d) of this Agreement and specify the following:

                    (i) the amount and type of the Advance to be converted and the new interest rate selec-tion for the applicable principal amounts of the Advance to be converted;

                    (ii) if  the  new Advance is to be a LIBO  Rate
                         Advance, the principal amount of such  new
                         Advance,  the number of days in the  first
                         LIBO Rate Interest Period applicable to the new Advance, and the first day of such Interest Period, which shall be a Banking Day; and

                    (iii)if  the new Advance is to be a Prime
                         Rate Advance, the principal amount of such Prime Rate Advance and the day the new Prime Rate Advance is to be made.

                    If no request for a new Advance is made with re-spect to all or any portion of an existing LIBO Rate Advance within the timeframes specified in this Section 2.8, such existing Advance or the undesignated portion thereof shall be continued at the end of its LIBO Rate Interest Period as a Prime Rate Advance.
       begin page 8


     Section 2.9    "(c) LIBO Rate Advances.        Borrower may from  time
                         to time prepay principal on all or any portion of any Advance if such prepayment is in a minimum amount of $500,000 and in an integral multiple of $100,000; provided, however, that if the outstanding principal balance of any Advance is less than this amount, the prepayment must be in the full outstanding principal balance of the Advance. In consideration of Banks providing this prepayment option to Borrower, or if any LIBO Rate Advance or Loan under the Bid Facility shall become due and payable prior to the last day of its Interest Period by acceleration or otherwise, Borrower shall, with respect to any prepayment of all or any portion of a LIBO Rate Advance or a Loan, pay to Agent, immediately upon demand, for the benefit of all the Banks in the case of LIBO Rate Advances or for the benefit of the Bank making the Loan in the case of a Loan, a fee which is the sum of the discounted monthly differences for each month from the month in which the prepayment occurs through the month in which the final day of the Interest Period for such LIBO Rate Advance or Loan occurs, with the discounted monthly differences being calculated as follows:

                         (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period,

                         (ii) Subtract   from  the  amount  determined   in
                              (i) above the amount of interest which would accrue for the same month on the amount prepaid for the remaining term of the Interest Period in which such prepayment occurs at the LIBO Rate in the case of a LIBO Rate Advance or the Fixed Rate in the case of a Loan, as determined by the Bank making the Loan in its sole discretion, in effect on the date of
       begin page 9

                              prepayment for new Advances or Loans, as the case may be, made for such term and in a principal amount equal to the amount prepaid.

                         (iii) If  the result obtained in (ii) for any
                              month is greater than zero, discount that difference by the LIBO Rate or the Fixed Rate used in (ii) above.

                    Borrower acknowledges that prepayments of LIBO Rate Advances and Loans before the end of their Interest Periods will result in Banks incurring additional costs, expenses and/or liabilities, and that it is extremely difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Banks. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a fluctuating rate per annum equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed) plus one percent (1%)."

          Section 2.9 "(d) Application of Prepayments. Unless otherwise directed by Borrower, Agent shall apply all prepayments not designated by Borrower to apply to any Advance or Advances first to all the Prime Rate Advances outstanding at the time of such prepayment and second to any LIBO Rate Advances outstanding at the time of such prepayment."

          Section 2.11"(b)  Reserves.   Borrower  shall  reimburse   or
                         compensate each Bank, upon demand by such Bank, for all costs incurred, losses suffered or payments made by such Bank which are applied or allocated by such Bank to any Letters of Credit or any LIBO Rate Advances (all as determined by such Bank in its sole and absolute discretion) by reason of:
       begin page 10

                         (i) any and all present or future reserve, deposit or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of such Bank, except to the extent that such reserve requirements are reflected in the definition of the LIBO Rate, or

                         (ii) compliance  by such Bank with any  direction,
                              requirement or request from any regulatory authority, whether or not having the force of law.

                    (c)  Funding.   If at any time Agent, in its  sole  and
                         absolute discretion, determines that:

                         (i) deposits in the amount of any LIBO Rate Advance for a period equal to the Interest Period therefor are not available to all the Banks in the Interbank Market; or

                         (ii) the LIBO Rate does not accurately reflect the
                              cost to all the Banks of making or continuing an Advance;

                    Agent shall promptly give notice thereof to Borrower, and upon the giving of such notice each Bank's obligation to lend its share of the affected LIBO Rate Advance shall terminate."

      7. TANGIBLE NET WORTH. Borrower and Banks agree that starting with Borrower's Fiscal Year 1994 the Tangible Net Worth which the Borrower must maintain will be changed from the amounts specified in the Agreement to $180,000,000 plus 50% of the net income earned in each of Borrower's Fiscal Quarters after January 29, 1994 (unadjusted for quarterly losses). To that end, subsection (a) of Section 5.8 of the Agreement is hereby amended to read in its entirety as follows:

     "(a) At all times after the end of Borrower's Fiscal Year 1993, Tangible Net Worth in amounts not less than $180,000,000 plus 50% of the net income earned in each of Borrower's Fiscal Quarters after January 29, 1994

       begin page 11

     (unadjusted for quarterly losses); provided, however, that such Tangible Net Worth requirement may change as agreed by all the Banks and the Borrower if the Maturity Date is extended beyond July 31, 1997."

     8. LEVERAGE RATIO. Borrower and Banks agree that the Leverage Ratio chart contained in the Agreement should be continued through the end of the Second Quarter in Borrower's Fiscal Year 1997 so that Borrower is required to maintain a Leverage Ratio not greater than 1.70 at the end of the Third Quarter of Fiscal Year 1996, a Leverage Ratio not greater than 1.25 on December 31, 1996, a Leverage Ratio of 1.40 at the end of Fiscal Year 1996, and a Leverage Ratio of 1.60 at the end of the First and Second Quarters of Fiscal Year 1997. To that end, subsection (b) of Section 5.8 of the Agreement is hereby amended to read in its entirety as follows:

     "(b) Leverage Ratio not greater than the amounts indicated below at and as of the times specified below:


          DATE OF DETERMINATION                             LEVERAGE RATIO

     End of Second and Third Quarter in Fiscal Year 1993         1.80
     December 31, 1993                                           1.40
     End of Fiscal Year 1993                                     1.55
     End of First, Second and Third Quarters in Fiscal Year 1994 1.80
     December 31, 1994                                           1.35
     End of Fiscal Year 1994                                     1.50
     End of First, Second and Third Quarters in Fiscal Year 1995 1.70
     December 31, 1995                                           1.30
     End of Fiscal Year 1995                                     1.45
     End of First and Second Quarters in Fiscal Year 1996        1.70
     End of Third Quarter in Fiscal Year 1996                    1.70
     December 31, 1996                                           1.25
     End of Fiscal Year 1996                                     1.40
     End of First and Second Quarters in Fiscal Year 1997        1.60

     If the Maturity Date is extended beyond July 31, 1997, as agreed by all the Banks and Borrower."

       begin page 12


       9. PRETAX EARNINGS. Borrower and Banks agree that the Borrower's cumulative fiscal year-to-date pretax earnings (exclusive of any recoveries related to Borrower's reserves for store closings) will be not less than $35,000,000 at and as of the end of Borrower's Fiscal Year 1996 and $11,000,000 at and as of the end of the Second Quarter in Borrower's Fiscal Year 1997. To that end, subsection (c) of Section 5.8 of the Agreement is hereby amended to read in its entirety as follows:

      "(c) Cumulative fiscal year-to-date pretax earnings (exclusive of any recoveries related to Borrower's reserves for store closings) not less than the amounts indicated below at and as of the times specified below:

      DATE OF DETERMINATION                            PRETAX EARNINGS

     End of Second Quarter in Fiscal Year 1993              $ 8,000,000
     End of Fiscal Year 1993                                $35,000,000
     End of Second Quarter in Fiscal Year 1994              $ 9,000,000
     End of Fiscal Year 1994                                $35,000,000
     End of Second Quarter in Fiscal Year 1995              $10,000,000
     End of Fiscal Year 1995                                $35,000,000
     End of Second Quarter in Fiscal Year 1996              $11,000,000
     End of Fiscal Year 1996                                $35,000,000
     End of Second Quarter in Fiscal Year 1997              $11,000,000

     If the Maturity Date is extended beyond July 31, 1997, as agreed by all the Banks and Borrower."

       10. CAPITAL EXPENDITURES LIMITATION. Borrower and Banks agree that the Borrower's expenditures for the purchase of fixed assets (net of construction allowances) to be held by Borrower or to be leased under a sale and leaseback arrangement, and/or the invoice cost of fixed assets under lease, may not exceed an aggregate of $60,000,000 in Borrower's Fiscal Year 1994, $55,000,000 in Borrower's Fiscal Year 1995, and $50,000,000 in each of Borrower's Fiscal Years starting in Fiscal Year 1996. To that end, subsection (a) of Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

      "(a) expenditures for the purchase of fixed assets (net of construction allowances) to be held by Borrower or leased under a sale and leaseback arrangement, and/or the invoice cost of fixed assets under lease, so long as the total dollar amount of all such transactions does not exceed an aggregate of $60,000,000 in Borrower's Fiscal Year 1994, $55,000,000 in Borrower's Fiscal Year 1995, and $50,000,000
               in  each of Borrower's Fiscal Years starting in Fiscal  Year
               1996;"

       begin page 13

       11. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this First Amendment and to amend the Agreement in the manner provided in this First Amendment, the Borrower hereby represents and warrants that (a) the representations and warranties contained in Article IV of the Agreement are true and correct on the date of this First Amend-ment, with the same effect as though such representations and warranties had been made on and as of such date, and (b) no Event of Default, as specified in Section 7.1 of the Agreement, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, has occurred, is continuing or is existing on the date of this First Amendment.

       12. AGREEMENT OTHERWISE UNALTERED. Except as expressly modified by this First Amendment, the Agreement shall continue to be and shall remain in full force and effect.

       13. GOVERNING LAW. The validity, construction and effect of this First Amendment shall be governed by, and be construed under, the laws of the State of California.


       IN  WITNESS  WHEREOF, the parties hereto have  executed  this  First
Amendment by their duly authorized officers as of the day and year first above written.


                                  ROSS STORES, INC.

                                  By: /s/EARL BENSON

                                     Title: Senior Vice President and
                                            Chief Financial Officer


                                  WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    individually and as Agent

                                  By: /s/BRIAN MC DONALD

                                      Title: CORPORATE BANKING OFFICER





                [SIGNATURES CONTINUED ON NEXT PAGE]
       begin page 14
             [SIGNATURES CONTINUED FROM PREVIOUS PAGE]



                                  BANK OF AMERICA, N.T. & S.A.

                                  By: /s/JEAN A. BRINKMAN

                                  Title:  VICE PRESIDENT



                                  NATIONSBANK OF TEXAS, N.A.

                                  By: /s/OVERTON COLTON

                                      Title: VICE PRESIDENT



                                  BANQUE NATIONALE DE PARIS

                                  By: /s/JUDITH A. DOWLING

                                  Title: VICE PRESIDENT



                                  By: /s/KATHERINE WOLFE

                                  Title: VICE PRESIDENT


       begin page 15
                      COMPLIANCE CERTIFICATE

TO: Each of the Banks party to the Revolving Credit Agreement referred to below and Wells Fargo Bank, National Association, as Agent for the Banks

                         ROSS STORES, INC.

     Reference is made to that certain Revolving Credit Agreement dated as of July 31, 1993 (as amended, supplemented or otherwise modified from time to time, the "Agreement") among Ross Stores, Inc. (the "Borrower"), a Delaware corporation, the Banks named therein or from time to time added thereto, and Wells Fargo Bank, National Association, as Agent for the Banks (in such capacity "Agent"). Terms defined in the Agreement and not otherwise defined in this Compliance Certificate (the "Certificate") shall have the meanings defined for them in the Agreement. This Certificate is delivered pursuant to subsections (c) and (d) of Section 5.3 of the Agreement for the Borrower's fiscal quarter ending on ___________, 19____ (the "Calculation Date").

     The undersigned hereby certified (i) that he or she has made or supervised such examinations and investigations as are reasonably necessary to set forth accurately the computations required to show the ratio of the Borrower's Debt to EBITDA as of the Calculation Date, (ii) that the calculations and determinations set forth in this Certificate are accurate, and (iii) that as of the Calculation Date, and after diligent investigation, there exists no Event of Default as defined in the Agreement nor any circumstance which, upon a lapse of time or giving of notice or both, would become such an Event of Default.

1.   Debt outstanding on the Calculation Date:                         $______

2.   (a) Net Income of the 12 fiscal months ending on
         the Calculation Date (the "Calculation
         Period"):                                             $____
     (b) Interest Expense for the Calculation Period minus
         Interest Income for the Calculation Period:           $____
     (c) Provision for federal, state and foreign income
         taxes for the Calculation Period:                     $____
     (d) Depreciation and amortization expense for the
         Calculation Period:                                   $____
     (e) Non-cash portion of any extraordinary after-tax
         losses for the Calculation Period minus non-cash
         portion of any extraordinary after-tax gains for
         the Calculation Period:                               $____
     (f) Non-cash losses related to asset sales,
         dispositions and write-downs during the
         Calculation Period minus non-cash gains related
         to asset sales, dispositions and write-downs
         during the Calculation Period:                        $____
     (g) Non-cash expenses incurred in connection with
         the sale of equity securities or the issuance of
         stock options, stock appreciation rights and
         other similar equity securities for the
         Calculation Period:                                  $____
     (h) EBITDA for the Calculation Period (the sum of
         items 2(a) through (g) above):                                  $____

3.   Ratio of Debt outstanding on the Calculation Date
     (Item 1)to EBITDA for the Calculation Period
     (Item 2(h)):                                                        $____


                            ROSS STORES, INC.



Date: _____________, 19__   By:________________________
                            Earl T. Benson
                            Senior Vice President and Chief Financial Officer